Exhibit 10.01

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EMPLOYMENT AGREEMENT

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EMPLOYMENT AGREEMENT made effective as of the April 1, 2017, between Christos P. Traios, an individual residing at Piraeus - Greece (hereinafter referred to as the "Executive") and, Petrogress, Inc. a corporation with offices at 757 3rd Ave., Ste. 2110, NY, NY 10017 (hereinafter referred to as the "Employer" or the “Company”).

WITNESSETH

WHEREAS, the Employer desires to employ the Executive under the terms and conditions of the Agreement; and

WHEREAS, the Executive is willing to provide his services to the Employer on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, the Employer and the Executive agree as follows:

1.	Employment: The Employer hereby agrees to employ the Executive to perform managerial and executive functions for the Employer, and the Executive hereby agrees to perform such services for the Employer on the terms and conditions hereinafter stated, subject to the directives of the Board of Directors of the Employer.

2.	Term of Employment: The period during which the Executive serves as an employee of the Company in accordance with and subject to the provisions of the Agreement is referred to in the Agreement as the Term of Employment. The Term of Employment pursuant to the Agreement shall be deemed to have commenced as of the April 1, 2016, and shall continue in full force and effect until the March 31st, 2021, provided, however, that the Agreement shall be automatically renewed on a year-to-year basis thereafter unless terminated by either party on at least four (4) months prior written notice during any given year, unless sooner terminated as provided herein.

3.	Position and Duties

(a)	The Executive shall serve as Chief Executive Officer for the Company. The Executive shall be responsible for compliance with and periodic review of the Company’s corporate governance policies and practices, ensuring that the Company follows and complies with state and federal regulations as well as internal corporate rules and polices as set forth in the Company’s Certificate of Incorporation and By-Laws and as may be determined by the Board of Directors of the Company; the preparation and conducting of the meetings of the shareholders; establishment and maintenance of clear and effective channels of communications between the various governing bodies of the Company; the keeping of corporate records; and the review of and response to shareholders correspondence. The Employee shall also have such other duties as from time to time may be prescribed by the Board. Notwithstanding the foregoing, the Agreement shall not apply to the Executive’s position on the Board of Directors and shall only apply to his Corporate Secretary position with the Company.

(b)	During the Term, the Executive shall perform and discharge the duties that may be assigned to his by the Board from time to time in accordance with the Agreement, and the Executive shall devote his best talents, efforts and abilities to the performance of his duties hereunder.

(c)	During the Term, the Executive shall perform his duties hereunder on a full-time basis and shall be employed exclusively by the Company. The Executive shall not engage in any other business or accept other employment unless approved in advance by the Board. In addition to the foregoing, the Executive shall, at all times during the Term and any extension thereof, discharge his duties in consultation with, and under the supervision of the Board.

4.	Compensation and Bonuses:

(a)	During the Term of Employment, the Employer shall pay the Executive a salary at an annual rate of U.S. $120,000.00 (One Hundred Twenty Thousand U.S. dollars (the Base Salary). The Base Salary will be payable in monthly installments of ($10,000) Ten Thousand U.S. Dollars on the 1st day of each month commencing on the starting date of the Agreement.

(b)	In addition to his Base Salary, the Company shall issue to the Executive shares of Preferred stock with super-voting rights, which he shall hold until the parties, or either of them, terminate this Agreement;
(c)	The Executive will also be given an expense allowance of U.S. Five Thousand ($5,000) Dollars per month subject to the Company receiving receipts for any such expenses. Any expenses more than that amount will require the prior approval of the Board.

(d)	The Executive shall also be eligible to participate in any future bonus, profit sharing and/or ESOP plans approved and enacted by the Board on the same basis with all other senior executives of the Company, subject to the terms thereof. The Executive understands, however, that no such plans are currently in effect.

5.	Benefits:

(a)	General. Executive shall be entitled to receive such benefits and fringe benefits, subject to the Company’s policies and guidelines for the same, if any, as are approved from time to time by the Company for all the Company’s senior executives.

(b)	Health and Dental. The Employer currently does not have a health and dental plan, however, when the Employer is able to have such a plan, the Executive will be offered the opportunity to participate in the plan.

(c)	Vacation: During each year of the term of the Agreement, the Executive shall be entitled to three (3) weeks of vacation annually, which, if unused, will accrue daily and shall be paid to Executive (based upon the per-day amount of the Base Salary for the calendar year in which such vacation is accrued and pro-rated through the date of such termination) upon Executives termination or the expiration of the Term of Employment.

(d)	Moving Expenses. Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive to move his immediate family and belongings if required by the Company. At the Executives sole option, however, the Agreement may be terminated if the Company requires such a move as a condition of continued employment. In such a case, the provisions of Termination of Employment will apply as if the Company had terminated the Agreement without cause.

(e)	No Obligation to Establish or Maintain Benefits. Except as contemplated by the Section 5 and the other express terms of the Agreement, compliance with the provisions of the Section 5 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any Parent, Subsidiary, or Affiliate of the Company with respect to the continuation of any benefit or other plan or arrangement maintained as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof.

6.	Termination of Employment: Unless renewed as provided in Section 2 hereof, the Agreement may be terminated as follows:

(a)	At any time by the mutual written consent of the Executive and the Company. Upon termination pursuant to the Section 6(a), all obligations of the Company for the payment of earned but unpaid Base Salary and any unpaid bonus and benefits through the date of termination shall continue until fully discharged.

(b)	At any time for cause by the Company upon written notice to the Executive. For the purposes of the Agreement, a termination shall be for cause if a majority of the Board of Directors of the Company reasonably determines that:

(i)	the Executive has been convicted by a court of competent jurisdiction or has pleaded guilty or nolo contendere to any felony or any lesser crime having as its predicate element fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company; or
(ii)	the Executive has committed an act which submits the Company to criminal liability; or
(iii)	the Executive has committed a breach of any of the covenants, terms, or provisions in the Agreement concerning Non-competition or Intellectual Property; or
(iv)	the Executive has committed a breach of any of the covenants, terms, or provisions of the Agreement other than those related to Non-competition or Intellectual Property, and which breach has not been remedied within thirty (30) days after delivery to the Executive by the Company written notice thereof; or
(v)	the Executive has disobeyed for a period of thirty (30) days reasonable and lawful written instructions from the Company’s Board of Directors regarding the performance of the Executives duties as required by Section 3 hereof or has been grossly negligent in the performance of the Executives duties hereunder, after written notice from said Board.

Upon termination for cause as provided in the Section 6(b),

(A)	all obligations of the Company under the Agreement thereupon shall terminate other than any obligations with respect to earned but unpaid salary and any unpaid bonus and benefits through the date of termination;

(B)	the Company shall have any and all rights and remedies under the Agreement and applicable law, and

(C)	the Executive shall continue to be subject to any provisions under the Agreement regarding Non-competition and Intellectual Property.

(c)	Upon the Executives death or upon the Executives permanent disability (as defined below) continuing for a period of ninety (90) days. Upon termination or the event of death or permanent disability as provided in the Section 6(c), all obligations of the Company under the Agreement thereupon shall immediately terminate other than any obligations with respect to earned but unpaid salary and any unpaid bonus and benefits through date of termination, and to the extent applicable, the Executive shall continue to be subject to the covenants, terms, and provisions under the Agreement with regard to Non-competition and Intellectual Property. As used herein, the term permanent disability or permanently disabled is hereby defined as the inability of the Executive, due to illness, injury, or other cause, to perform a major part of the duties and responsibilities which the Executive had been performing prior to the date of disability in connection with the conduct of the business and affairs of the Company.

(d)	At any time by the Executive upon sixty (60) days written notice of intent to terminate to the Company. Upon termination by the Executive as provided in the Section 6(d), all obligations of the Company under the Agreement thereupon immediately shall terminate other than any obligations with respect to earned but unpaid salary and any unpaid bonus and benefits through the date of termination, and the Executive shall continue to be subject to covenants, terms, and provisions under the Agreement with regard to Non-competition and Intellectual Property of the Agreement in accordance with the terms thereof.

(e)	At any time without cause (as defined in Section 6(b) above) by the Company upon written notice to the Executive of not less than thirty (30) days. In the event of termination of the Executive by the Company pursuant to the Section 6(e), the Company shall pay the Executive the Executives Base Salary for a period of six (6) months as severance pay and shall pay any unpaid bonus and benefits in each case through the effective date of termination. If terminated without cause, the provisions of the Non-competition and Intellectual Property shall not apply, although the Executive shall nevertheless continue to be bound by the terms of that Non-Disclosure Agreement between the Executive and the Company, a copy of which is attached hereto as Exhibit A (Non-disclosure Agreement). Any payments of Base Salary of other amounts under the Section 6(e) shall be in the same intervals (i.e., weekly, monthly, yearly, etc.) as such payments were made to the executive immediately prior to termination. Payment of the amounts contemplated by the Section 6(e) is agreed by the parties hereto to be in full satisfaction and compromised of any claims arising out of any termination of the Executives employment pursuant to the Section 6(e).

(f)	In any event, all obligations of the Company and its affiliates hereunder shall terminate as of the last day of the Termination of Employment other than the obligation to pay Base Salary earned a bonus and benefits accrued but unpaid with respect to periods ending prior thereof.

7.	Non-Competition and Intellectual Property

(a)	Except as otherwise provided in the Agreement, during any period in which the Executive serves as an employee of the Company and for a period of two (2) years after the date of termination of the Executives employment at any time (the Non-compete Period), the Executive shall not, without the express written consent of the Board of Directors, directly or indirectly, engage, participate, invest in, be employed by or assist, whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent, or consultant, or in any other capacity, any business entity other than the Company and its affiliates, which develops, manufactures, sells or markets products or performs services which are directly competitive with the products or services of the Company, or products or services which the Company has under development or which are the subject of active study on the date of the termination of the Executives employment (hereinafter a Competitor). Without limiting the foregoing, the foregoing covenant shall prohibit the Executive during the period set forth above from (i) soliciting for or on behalf of any such Competitor any customer of the Company and (ii) diverting to any such Competitor any customer of the Company. In addition, during the period covered by the Section 7(a), the Executive shall not hire or attempt to hire for or on behalf of any Person (including any Competitor) any officer of employee of the Company or encourage for on or behalf of any such Person (including the Competitor) any officer of employee to terminate his or his relationship or employment with the Company. Notwithstanding the foregoing, however, the Executive may make passive investments in a Competitor, whether the securities of such Competitor are publicly traded, if such investment constitutes less than one percent (1%) of the outstanding shares of capital stock or comparable equity interests of the Competitor. As of the date of the Agreement, the Executive represents he is not performing any other duties for, and is not a party to any similar agreement with any Competitor. The Executive understands that the restrictions set forth in the Section 7(a) are intended to protect the Company’s interest in its proprietary information and established customer relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for the purpose. For purposes of the Agreement, the term Person shall mean an individual, a corporation, an association, a partnership, a limited liability company or partnership, an estate, a trust, and any other entity or organization.

(b)	For purposes of the Agreement, "proprietary information" shall mean any proprietary information relating to the business of the Employer or its Parent or any entity in which the Employer or its Parent has a controlling interest that has not previously been publicly released by duly authorized representatives of the Employer and shall include (but shall not be limited to) information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including without limitation source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas in or reasonably related to the business of Employer or any entity in which the Employer has a controlling interest.

(c)	In connection with the execution of the Agreement, the Executive has executed and delivered the Non-disclosure and Confidentiality Agreement and for so long as the Executive is subject to the terms of Section 7(a) hereof, the Executive agrees to be bound by the terms thereof as if the same were set forth in full herein, it being understood that nay breach of the Nondisclosure and Confidentiality Agreement shall constitute a breach of the Agreement.

8.	Business Opportunities. The Executive agrees, while he is employed by the Company, to offer or otherwise make known or available to the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that he may discover, find, develop or otherwise have available to his in any field in which the Company is engaged, and further agrees that any such prospects, contracts or other business opportunities shall be the property of the Company.

9.	Specific Performance; Severability. It is specifically understood and agreed that nay breach of the provisions of the Agreement (including, without limitation, Section 7 hereof and the obligations referred to and incorporated therein) by the Executive is likely to result in irreparable injuring to the Company, that the remedy a law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of the Agreement by the Executive through both temporary and permanent injunctive relief, and through any other appropriate equitable relief, without the necessity of showing or proving actual damages. In case any of the provisions contained in the Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, including without limitation geographic scope, duration of functional coverage, any such invalidity, illegality or enforceability shall not affect any other provision of the Agreement, but the Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable provision or part of a provision, the Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in the Agreement.

10.	Injunctive Relief: The Executive acknowledges that the injury to the Employer resulting from any violation by his of any of the covenants contained in the Agreement will be of such a character that it cannot be adequately compensated by money damages, and, accordingly, the Employer may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction of the matter restraining any such violation.

11.	Representation of Executive: The Executive represents and warrants that neither the execution and delivery of the Agreement nor the performance of his duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound.

12.	Parties; Non-Assignability: As used herein, the term the "Employer" shall mean and include the Employer, its Parent and any subsidiary thereof and any successor thereto unless the context indicates otherwise. Any assignment of the Agreement shall be subject to the provisions of Section 8(g). The Agreement and all rights hereunder are personal to the Executive and shall not be assignable by his and any purported assignment shall be null and void and shall not be binding on the Employer.

13.	Entire Agreement: The Agreement and its attachments contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous representations, negotiations, commitments, and writing with respect thereto.
14.	Amendment or Alteration: No amendment or alteration of the terms of the Agreement shall be valid unless made in writing and signed by all the parties hereto.

15.	Choice of Law: The Agreement shall be governed by the laws of Delaware.

16.	Arbitration: Any controversy, claim, or breach arising out of or relating to the Agreement or the breach thereof shall be settled by arbitration in New York in accordance with the rules of the American Arbitration Association and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction thereof.

17.	Notices: Any notices required or permitted to be given under the Agreement shall be sufficient if in writing, and if sent by registered mail to the residence of the Executive, or to the principal office of the Employer, respectively.

18.	Waiver of Breach: The waiver by any party hereto of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any subsequent breach by any of the parties hereto.

19.	Binding Effect: The terms of the Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, administrators, successors, and permitted assigns.

20.	Gender: Pronouns in any gender shall be construed as masculine, feminine, or neuter as the context requires in the Agreement.

21.	Miscellaneous. The failure of any of the parties to require the performance of a term of obligation or to exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. The Agreement shall inure to the benefit of successors of the Company by way of merger, consolidation or transfer of all or substantially all the assets of the Company, shall be binding upon the heirs, executors, administrators and legal representatives of the Executive and may not be assigned by the Executive. The Agreement supersedes all prior understandings and agreements among the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the day and year first above written.